INVESTMENT MANAGERS SERIES TRUST

WRITTEN INSTRUMENT AMENDING THE
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being the Secretary of Investment Managers Series Trust (the “Trust”), a Delaware statutory trust organized pursuant to an Agreement and Declaration of Trust dated February 15, 2005, hereby certifies that, in accordance with Section 9.5 of the Agreement and Declaration of Trust, the following amendment was duly adopted by a majority of the Trustees of the Trust on March 25, 2009.

That Article 4, Section 4.2 of the Agreement and Declaration of Trust be amended as follows (added language is underlined):

Annual and special meetings may be held from time to time, in each case, upon the call of such officers as may be thereunto authorized by the By-Laws or vote of the Trustees, or by any two (2) Trustees, or pursuant to a vote of the Trustees adopted at a duly constituted meeting of the Trustees, and upon such notice as shall be provided in the By-Laws.  Any such meeting may be held within or without the state of Delaware.  The Trustees may act with or without a meeting, and a written consent to any matter, signed or evidenced by electronic transmission by a Majority of the Trustees, shall be equivalent to action duly taken at a meeting of the Trustees, duly called and held.  Except as otherwise provided by the 1940 Act or other applicable law, or by this Declaration of Trust of the By-Laws, any action to be taken by the Trustees may be taken by a majority of the Trustees present at a meeting of Trustees (a quorum, consisting of at least a Majority of the Trustees, being present), within or without Delaware.  If authorized by the By-Laws, all or any one or more Trustees may participate in a meeting of the Trustees or any Committee thereof by means of conference telephone or similar means of communication by means of which all Persons participating in the meeting can hear each other, and participation in a meeting pursuant to such means of communication shall constitute presence in person at such meeting.  The minutes of any meeting thus held shall be prepared in the same manner as a meeting at which all participants were present in person.

IN WITNESS WHEREOF, the undersigned has this 25th day of March 25, 2009 signed this document.
/s/ JOY AUSILI Joy Ausili, Secretary